Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Announces Earnings for the Quarter Ended June 27, 2004

FREMONT, Calif., July 21, 2004—Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended June 27, 2004. Revenue for the period was $329.6 million, and net income was $52.7 million, or $0.38 per diluted share, compared to revenue of $231.1 million and net income of $19.2 million, or $0.13 per diluted share, for the March 2004 quarter. Gross margin and operating expenses for the June 2004 quarter were $159.2 million and $90.7 million, respectively.

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing ongoing business trends. This presentation removes the effects of CMP impairment charges, net gains associated with the early retirement of the Company’s 4% notes and the related interest rate swap, and prior period expense recognition connected with the Company’s outsourcing strategy and consolidation. Tables that provide reconciliations of ongoing performance to results under U.S. Generally Accepted Accounting Principles (GAAP) are included at the end of this press release.

Ongoing net income increased by 159 percent, driven by sequential revenue growth in excess of 42 percent combined with the leverage from the Company’s business model. Ongoing gross margin for the June 2004 quarter was 49 percent of revenue due to volume growth, continued expense control, and improved utilization of factory and field resources. In the period, ongoing operating expenses increased to $90.1 million, primarily due to planned increases in variable compensation and investments in information systems. Ongoing net income of $51.5 million, or $0.37 per diluted share, in the June 2004 quarter compares with ongoing net income of $19.9 million, or $0.14 per diluted share, for the previous quarter.

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Lam Announces Earnings for the June 2004 Quarter	Page 2 of 6

Continued growth in capital investment by semiconductor manufacturers resulted in new orders of $408 million, which represent a 17 percent increase over the prior period. The geographic distribution of new orders as well as revenue is shown in the following table:

Region	New Orders	Revenue
North America	18%	14%
Europe	10%	16%
Japan	10%	12%
Asia Pacific	62%	58%

Cash, short-term investments and restricted cash balances totaled $541.9 million at the end of June. Earnings leverage and the Company’s continuing focus on working capital management generated cash flow from operating activities of approximately $82 million during the quarter. As planned, the Company settled its interest rate swap and repaid its 4% convertible notes in June 2004, two years prior to maturity, resulting in a net cash outlay of $292.1 million. Deferred revenue and profit balances were $196.9 million and $108.4 million, respectively, and backlog was $402.9 million at the end of the quarter.

“The June quarter’s financial results clearly indicate that our business model delivers the performance that we predicted, and this model will maximize our profit and cash generation over the course of an entire cycle,” stated James W. Bagley, chairman and chief executive officer of Lam. “The growth in revenue and bookings substantiates the market position gains that we have described throughout the downturn. Our financial achievement and our success in the etch market are the products of outstanding performance by our employees,” Bagley concluded.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the benefits of the Company’s market position and business model, the Company’s ability to maximize profit and cash generation going forward, and the Company’s ability to remain successful in the etch market and to continue growth in revenue and bookings.

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Lam Announces Earnings for the June 2004 Quarter	Page 3 of 6

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the reports on Form 10-K for the year ended June 29, 2003, and the Form 10-Q for the quarter ended March 28, 2004, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on the Nasdaq National Market under the symbol LRCX. The Company’s World Wide Web address is http://www.lamrc.com.

Consolidated Financial Tables Follow

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Lam Announces Earnings for the June 2004 Quarter	Page 4 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)

	Three Months Ended			Twelve Months Ended
	June 27,	March 28,	June 29,	June 27,	June 29,
	2004	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Total revenue	$329,572	$231,128	$186,086	$935,946	$755,234
Cost of goods sold	170,369	125,337	109,625	506,548	452,369
Cost of goods sold — restructuring recoveries	—	(322)	(663)	(1,651)	(964)

Total cost of goods sold	170,369	125,015	108,962	504,897	451,405
Gross margin	159,203	106,113	77,124	431,049	303,829
Gross margin as a percent of revenue	48.3%	45.9%	41.4%	46.1%	40.2%
Research and development	49,961	42,914	40,391	170,479	160,493
Selling, general and administrative	40,711	37,218	34,501	146,063	132,820
Restructuring charges, net	—	1,317	9,805	8,327	15,901

Total operating expenses	90,672	81,449	84,697	324,869	309,214
Operating income (loss)	68,531	24,664	(7,573)	106,180	(5,385)
Other income (expense):
Loss on equity derivative contracts in Company stock	—	—	—	—	(16,407)
Other income, net	1,676	877	1,710	4,470	6,147

Income (loss) before income taxes	70,207	25,541	(5,863)	110,650	(15,645)
Income tax expense (benefit)	17,552	6,385	(9,562)	27,662	(7,906)

Net income (loss)	$52,655	$19,156	$3,699	$82,988	$(7,739)

Net income (loss) per share:
Basic	$0.39	$0.14	$0.03	$0.63	$(0.06)

Diluted (1)	$0.38	$0.13	$0.03	$0.59	$(0.06)

Number of shares used in per share calculations:
Basic	134,414	133,251	126,872	131,776	126,300

Diluted (1)	139,820	147,365	131,420	144,928	126,300

(1)	The following table provides a reconciliation of the denominator of the basic and diluted computations for net income (loss) per share:

	(in thousands)
Basic average shares outstanding	134,414	133,251	126,872	131,776	126,300
Employee stock plans	5,169	6,958	4,548	6,538	—
Warrant	237	479	—	359	—
Assumed conversion of convertible subordinated 4% notes	—	6,677	—	6,255	—

Diluted average shares outstanding	139,820	147,365	131,420	144,928	126,300

Employee stock options, warrant and assumed conversion of convertible 4% and 5% notes were excluded from diluted net income per share calculations for the twelve months ended June 29, 2003, because the effect was antidilutive due to the net loss for the period. The warrant and assumed conversion of convertible 4% notes were excluded from diluted net income per share calculations in other periods because the effect would have been antidilutive. Diluted net income per share for the three months ended March 28, 2004, and the twelve months ended June 27, 2004, includes the assumed conversion of the convertible 4% notes. Accordingly, interest expense, net of taxes, of $0.4 million for the March quarter and $3.2 million for the twelve months ended June 27, 2004, must be added back to net income for computing diluted earnings per share.

Lam Announces Earnings for the June 2004 Quarter	Page 5 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 27,	March 28,	June 29,
	2004	2004	2003
	(unaudited)	(unaudited)	(1)
Assets:
Cash, cash equivalents and short-term investments	$429,472	$633,070	$507,413
Accounts receivable, net	245,508	179,606	107,602
Inventories	108,249	110,746	112,016
Other current assets	113,159	147,440	145,745

Total current assets	896,388	1,070,862	872,776
Property and equipment, net	42,444	37,477	48,771
Restricted cash	112,468	118,468	118,468
Other assets	147,326	143,887	158,260

Total assets	$1,198,626	$1,370,694	$1,198,275

Liabilities and stockholders’ equity:
Other current liabilities	$376,606	$300,069	$216,982

Long-term debt and other liabilities	9,554	322,944	332,209
Stockholders’ equity	812,466	747,681	649,084

Total liabilities and stockholders’ equity	$1,198,626	$1,370,694	$1,198,275

(1)	Derived from audited financial statements

Lam Announces Earnings for the June 2004 Quarter	Page 6 of 6

Reconciliation of U.S. GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended
	June 27,	March 28,
	2004	2004
U.S. GAAP net income	$52,655	$19,156
Pre-tax adjustments:
CMP impairment — cost of goods sold	2,425	—
CMP impairment — operating expenses	600	—
Net gain on notes and swap — other income, net	(4,505)
Restructuring recoveries — cost of goods sold	—	(322)
Net restructuring charges — operating expenses	—	1,317
Tax expense (benefit) on net reconciling items	370	(249)

Ongoing net income	$51,545	$19,902

Ongoing net income per diluted share	$0.37	$0.14

Number of shares used for diluted per share calculation	139,820	147,365
Income tax rate	25%	25%

Reconciliation of U.S. GAAP Gross Margin, Operating Expenses and Operating Income to
Ongoing Gross Margin, Operating Expenses and Operating Income
(in thousands)

	Three Months Ended
	June 27,	March 28,
	2004	2004
U.S. GAAP gross margin	$159,203	$106,113
CMP impairment — cost of goods sold	2,425	—
Restructuring recoveries — cost of goods sold	—	(322)

Ongoing gross margin	$161,628	$105,791
U.S. GAAP operating expenses	$90,672	$81,449
CMP impairment — operating expenses	(600)	—
Net restructuring charges — operating expenses	—	(1,317)

Ongoing operating expenses	$90,072	$80,132

Ongoing operating income	$71,556	$25,659

Ongoing gross margin as a percent of revenue	49.0%	45.8%